SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 25, 2003

SKTF Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-49688 (Commission File Number)	33-0961488 (I.R.S. Employer Identification No.)

1139 Senoia Road, Suite B Tyrone, Georgia 30290 (Address of principal executive offices) (zip code)

(770) 306-7667 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

ITEM 4 – Changes in Registrant’s Certifying Accountant

SKTF Enterprises, Inc. acquired Speedemissions, Inc. in a transaction accounted for as a reverse acquisition, with Speedemissions viewed as the acquiring and surviving entity for accounting purposes, effective June 16, 2003. On August 25, 2003, Ramirez International, the independent accountant previously engaged since the Company’s inception as the principal accountant to audit the financial statements of SKTF Enterprises, Inc., resigned as auditors for the Company. Because Ramirez International resigned, the decision to change accountants was not approved by the Board of Directors of the Company or by any audit or similar committee thereof.

Following Ramirez International’s resignation, effective as of August 25, 2003, the Company engaged Bennett Thrasher PC, who has been historically engaged as the principal accountant to audit the financial statements of Speedemissions, Inc., as the principal accountant to audit the financial statements of the Company.

The Company originally intended to retain the services of Ramirez International to conduct the required review of their unaudited financial statements for the period ended June 30, 2003; however, upon the anticipated resignation of Ramirez International, the Company engaged Bennett Thrasher PC. The engagement of Bennett Thrasher was effective upon receipt of communications from Ramirez International on August 18, 2003, in accordance with GAAS.

The audit report of Ramirez International on the Company's financial statements as of December 31, 2002 and for the year ended December 31, 2002 and the period from inception to December 31, 2001 (the "Audit Period") did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles, except the reports were modified to include an explanatory paragraph wherein they expressed substantial doubt about the Company's ability to continue as a going concern. During the Audit Period, and during the period up to appointing Bennett Thrasher PC as the Company's new independent accountants, there were no disagreements with Ramirez International on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

SKTF Enterprises, Inc. has provided a copy of this disclosure to Ramirez International, and requested that they furnish them with a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements made by the Company and, if not, stating the respects in which they do not agree. A copy of the former accountants' response is included as an exhibit to this report.

EXHIBITS

Item No.	Description

16.1	Letter dated August 25, 2003 from Ramirez International

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 28, 2003	SKTF Enterprises, Inc.,
a Florida corporation

By : Richard A. Parlonteiri
Its: President